Exhibit 5.1

June 29, 2011

Oramed Pharmaceuticals Inc.
Hi-Tech Park 2/5 Givat Ram
P.O. Box 39098
Jerusalem 91390
Israel

Dear Sir/Madam:

We have acted as counsel to Oramed Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with preparation and filing of a Registration Statement on Form S-1  with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) (as may be amended from time to time, the “Registration Statement”), relating to the offer and sale by certain selling stockholders of (i) 1,124,375 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), and (ii) 393,533 shares (the “Warrant Shares”) of Common Stock issuable upon the exercise of warrants issued by the Company (the “Warrants”), pursuant to the Registration Statement.

As a basis for rendering the opinion contained herein, we have examined the following documents: (i) the Registration Statement, (ii) the Certificate of Incorporation and Bylaws of the Company, and (iii) resolutions of the Board of Directors of the Company.  We have also examined and relied upon the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the genuineness of all signatures on original documents, the conformity with originals of all documents submitted to us as certified or photostatic copies, and the correctness of all statements of fact contained in the documents examined.  We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures.  As to various questions of fact material to our opinion, we have relied upon statements or certificates of public officials, certificates of officers or representatives of the Company and others.

The opinions expressed herein are limited to the laws of the State of Delaware in effect on the date hereof, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

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Oramed Pharmaceuticals, Inc.
June 29, 2011

Based upon the foregoing, it is our opinion that the Shares were validly issued and are fully paid and non-assessable and the Warrant Shares, when sold, paid for and issued as contemplated by the terms of the Warrants, will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations thereunder. This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied. This opinion letter speaks as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law or the interpretation thereof.

Very truly yours, /s/ Blank Rome LLP BLANK ROME LLP